Exhibit 99.1

Flowco Holdings Inc. Announces Dual Listing on NYSE Texas

HOUSTON—(BUSINESS WIRE) — Flowco Holdings Inc. (NYSE: FLOC) (“Flowco” or the “Company”), today announced the dual listing of its Class A common stock on NYSE Texas, Inc. (“NYSE Texas”), the newly launched fully electronic equities exchange headquartered in Dallas, Texas.

Flowco will maintain its primary listing on the New York Stock Exchange (“NYSE”) and will continue to trade under the same ticker symbol, “FLOC” on both the NYSE and NYSE Texas. Trading on NYSE Texas will commence on August 15, 2025.

“We are proud to join NYSE Texas as a Founding Member,” said Joe Bob Edwards, Flowco’s President and Chief Executive Officer. “Flowco was established and is headquartered in Texas, where we’ve built a significant operational presence and cultivated strong partnerships with customers, vendors, and communities across the state. This dual listing underscores our commitment to Texas, its tradition of energy innovation, and its critical role in driving the future of the energy industry.”

“As a premier solutions provider for the oil and natural gas industry, Flowco is a valuable addition to the NYSE Texas community of Founding Members,” said Chris Taylor, Chief Development Officer, NYSE Group.

About Flowco

Flowco is a leading provider of production optimization, artificial lift and methane abatement solutions for the oil and natural gas industry. The company’s products and services include a full range of equipment and technology solutions that enable oil and natural gas producers to efficiently and cost-effectively maximize the profitability and economic lifespan of their assets. For more information on Flowco, visit https://ir.flowco-inc.com.

Investor Contact:

Andrew Leonpacher

investor.relations@flowco-inc.com

Source: Flowco Holdings Inc.